EXHIBIT 4.3

AMENDED AND RESTATED DIGITAL ANGEL CORPORATION TRANSITION STOCK OPTION PLAN

NON-STATUTORY STOCK OPTION AGREEMENT FOR DIRECTOR

OPTIONEE:
GRANT DATE:	, 200
NUMBER OF OPTION SHARES:	Shares
EXERCISE PRICE PER SHARE:	$ per Share
EXPIRATION DATE:	, 201

THIS AGREEMENT is made as of the Grant Date set forth above by and between Digital Angel Corporation, a Delaware corporation (the “Company”), and the Optionee named above, who provides services to the Company or an Affiliate of the Company as a Director (the “Optionee”).

The Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, par value $0.005 per share (the “Common Stock”), as hereinafter provided, to carry out the purpose of the Amended and Restated Digital Angel Corporation Stock Option Plan (the “Option Plan”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereby agree as follows:

1.             Grant of Option.  The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of the aggregate number of shares of Common Stock set forth above (the “Option Shares”) (such number being subject to adjustment as provided in Section 9 hereof) on the terms and subject to the conditions set forth in this Agreement.  This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.             Purchase Price.  The per share purchase price of the Option Shares shall be the Exercise Price Per Share set forth above (such Exercise Price Per Share being subject to adjustment as provided in Section 9 hereof).

3.             Term and Exercise of Option.

(a)           The term of this Option shall commence on the Grant Date set forth above and shall continue until the Expiration Date set forth above, unless earlier terminated as provided herein.

(b)           This Option will become exercisable as to 33-1/3% of the Option Shares on each of

             , 200  ,              , 200  and              , 200  , but only if the Optionee is a Director of the Company on each of such dates.

(c)           To exercise this Option, the Optionee shall give written notice to the Company, to the attention of its Chief Financial Officeror other designated agent, in substantially the form attached hereto as Exhibit A, and the Optionee shall deliver payment in full for the Option Shares with respect to which this Option is then being exercised, as provided in Section 4(a) below.

(d)           Neither the Optionee nor the Optionee’s legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any Option Shares for any purpose unless and until certificates for such Option Shares are issued to the Optionee or the Optionee’s legal representatives, legatees or distributees under the terms of the Option Plan.

4.             Limitations on Exercise of Option.

(a)           The exercise of this Option will be contingent upon receipt from the Optionee (or the purchaser acting under Section 7 below) of the full Exercise Price of such Option Shares.  Payment of the Exercise Price shall be made in cash or by a certified or cashier’s check.  However, in its sole discretion, the Committee may accept in payment of the Exercise Price (i) shares of Common Stock of the Company or shares issuable upon the exercise of this Option having an aggregate Fair Market Value on the date of exercise which is not less than the total Exercise Price; (ii) other property, rights, or credits deemed acceptable by the Committee, including the Optionee’s promissory note; or (iii) any combination of cash, such shares of Common Stock, and such other property, rights or credits as determined by the Committee.  No Option Shares will be issued until full payment therefor has been made and the Optionee has executed any and all agreements that the Company may require the Optionee to execute.

(b)           The issuance of Option Shares upon the exercise of this Option shall be subject to all applicable laws, rules, and  regulations.  If, in the opinion of the Committee, (i) the listing, registration, or qualification of the Option Shares upon any securities exchange or under any state or federal law, (ii) the consent or approval of any regulatory body, or (iii) an agreement of the Optionee with respect to the disposition of the Option Shares, is necessary or desirable as a condition to the issuance or sale of the Option Shares, this Option shall not be exercised and/or Option Shares shall not be sold unless and until such listing, registration, qualification, consent, approval or agreement is effected or obtained in form satisfactory to the Committee.

5.             Nontransferability of Option.  This Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and during the lifetime of the Optionee, this Option shall be exercisable only by the Optionee.

6.             Termination of Services.  Upon termination of the Optionee’s relationship with the Company or with an Affiliate after                , 200 , other than on account of the death of the Optionee, the Option shall remain exercisable after the termination of the Optionee’s relationship with the Company as to the then vested shares until the expiration of the term of the Option set forth in Paragraph 3.  If the Option is not exercised during its term, it shall be deemed to have been forfeited and of no further force or effect.  Any portion of this Option that is not exercisable as of the effective date of such termination shall terminate and be immediately forfeited and neither the Optionee nor the Optionee’s heirs, personal representatives, successors or assigns shall have any future rights with respect to such portion of this Option.

Notwithstanding the foregoing, termination of the Optionee’s relationship with the Company or with an Affiliate by the Company for cause shall result in the immediate termination and forfeiture of this Option Agreement and Optionee shall have no right to exercise any unexercised portion of this Option.  For purposes hereof, “cause” shall mean (but not be limited to) dishonesty with respect to the Company and any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the Optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Optionee and the Company or any Affiliate or conduct substantially prejudicial to the business of the Company or any Affiliate.  The determination of the Committee as to the existence of “cause” will be conclusive on the Optionee and the Company.  “Cause” is not limited to events which have occurred prior to an Optionee’s termination of service, nor is it necessary that the Committee’s finding of “cause” occur prior to termination.  If the Commmittee determines, subsequent to an Optionee’s termination of service, that either prior or subsequent to the Optionee’s termination the Optionee engaged in conduct which would constitute “cause” then the right to exercise this Option is forfeited.  Any definition in an agreement between the Optionee and the Company or an Affiliate, which contains a conflicting definition of “cause” for termination and which is in effect at the time of such termination, shall supersede the definition in this Agreement with respect to this Optionee.

7.             Death of Optionee.  Unless otherwise determined in the sole discretion of the Committee, if the Optionee dies while employed by or otherwise providing services to the Company or an Affiliate, this Option may be exercised to the same extent that the Optionee would have been entitled to exercise it at the date of death and may be exercised within a period of three (3) years after the date of death, but in no case later than the Expiration Date set forth above.  In such event, this Option shall be exercisable only by the executors or administrators of the Optionee or by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or the laws of descent and distribution.  Any portion of an Option that is not exercisable at the time of an Optionee’s death shall automatically terminate.

8.             No Right to Continue to Provide Services.  This Option does not and will not confer upon the Optionee any right to continue providing services to the Company or an Affiliate of the Company as a Director, nor will it affect or interfere in any way with the Company’s right or the Affiliate’s right to terminate the Optionee’s services at any time.

9.             Adjustments.  In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split, reverse stock split, reclassification, combination, exchange of shares, or other similar recapitalization of the Company, the Committee shall make an appropriate and proportionate adjustment to the number of Option Shares and the per share Exercise Price Per Share hereunder so that the Optionee then shall receive for the aggregate Exercise Price paid by the Optionee upon exercise of this Option the number of shares the Optionee would have received if this Option had been exercised before such recapitalization event occurred.  No adjustment shall be made under this Section upon the issuance by the Company of any warrants, rights, or options to acquire additional Common Stock or of securities convertible into Common Stock unless such warrants, rights, options or convertible securities are issued to all shareholders of the Company on a proportionate basis.

10.          Change of Control.  In the event of a Change in Control, this Option shall become fully vested and shall immediately become fully exercisable.

11.          Limitation on Payments and Benefits.  Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits to be made or provided in connection with this Agreement, together with any other payments, benefits or awards which the Optionee has the right to receive from the Company, or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (“Affiliate”), constitute an “excess parachute payment” (as defined in Section 280G(b) of the Code), such payments, benefits or awards to be made or provided in connection with this Agreement, or any other agreement between the Optionee and the Company or its Affiliates, may be reduced, eliminated, modified or waived to the extent necessary to prevent all, or any portion, of such payments, benefits or awards from becoming “excess parachute payments” and therefore subject to the excise tax imposed under Section 4999 of the Code.  The Optionee will have the sole right and discretion to determine whether the payments, benefits or awards to be made or provided in connection with this Agreement, or any other agreement between the Optionee and the Company, should be reduced, and whether or not such other agreement with the Company or an Affiliate expressly addresses the potential application of Section 280G or Section 4999 of the Code (including, without limitation, that “payments” under such agreement be reduced).  The Optionee will also have the right to designate the particular payments, benefits or awards that are to be reduced, eliminated, modified or waived; provided that no such adjustment will be made if it results in additional expense to the Company in excess of expenses the Company would have experienced if no adjustment had been made.  The determination as to whether any such decrease in the payments or benefits is necessary must be made in good faith by legal counsel or a certified public accountant selected by the Optionee and reasonably acceptable to the Company, and such determination will be conclusive and binding upon the Optionee and the Company.  Unless otherwise determined in the sole discretion of the Committee, the Optionee shall pay any and all fees, costs and expenses of the counsel or accountant selected by the Optionee to make the determinations under this Section 11.

12.          Interpretation.  The interpretation and construction of any provision of the Option Plan and this Option shall be made by the Committee and shall be final, conclusive and binding on the Optionee and all other persons.

13.          Definitions; Option Plan Governs.  Any capitalized term used herein that is not expressly defined herein shall have the meaning ascribed to it in the Option Plan.  This Option is in all respects subject to and governed by all of the provisions of the Option Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized officer, and the Optionee has executed this Agreement as of the Grant Date set forth above.

COMPANY:	Digital Angel Corporation

By:
Kevin N. McGrath
President and Chief Executive Officer

OPTIONEE:

Signature

Name Typed or Printed

Address:

	SSN:	-	-

EXHIBIT A

NOTICE OF EXERCISE OF

STOCK OPTION

TO:

FROM:

DATE:

RE:                          Exercise of Stock Option

I hereby exercise my option to purchase               shares of Common Stock at $       per share (total exercise price of $            ).  This notice is given in accordance with the terms of my Non-Statutory Stock Option Agreement (“Agreement”) dated                 .  The option price and vested amount is in accordance with Sections 2 and 3 of the Agreement.

Check one or more, as applicable:

☐                                    Enclosed is cash, or a cashier’s or certified check payable to Digital Angel Corporation (the “Company”) for the total exercise price of the shares being purchased.

☐                                    Attached is a certificate(s) for                      shares of common stock duly endorsed in blank and surrendered for the exercise price of the shares being purchased.*

☐                                    I want to exercise my option by surrendering a sufficient number of shares of Common Stock issuable upon exercise of such option to pay the exercise price.*

☐                                    I want to exercise my option by issuing to the Company my promissory note in the amount of $      and/or by transferring to the Company the following property, rights or other benefits:                                                      .*

*The use of each of these alternatives is subject to the approval of the Company.

Please prepare the stock certificate in the following name(s):

Sincerely,

(Signature)

(Print or Type Name)

Letter and consideration
received on
(effective date of exercise)